PANGAEA LOGISTICS SOLUTIONS TO JOIN THE RUSSELL 3000® INDEX

NEWPORT, R.I. – June 26, 2023 -- Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (Nasdaq: PANL), a global provider of comprehensive maritime logistics solutions, today announced that it has been selected to join the broad-market Russell 3000Ò Index at the conclusion of the 2023 Russell indexes annual reconstitution, effective after the U.S. market opens on June 26, 2023, according to a preliminary list of additions posted May 19.

FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $12.1 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

“Pangaea is honored to join the Russell 3000® Index,” stated Mark Filanowski Pangaea’s Chief Executive Officer. “Our integrated shipping logistics model continues to deliver consistent, above-market returns, contributing to long-term value creation for our shareholders. “Our inclusion within the Index is an important milestone for our entire team, one that will serve to build awareness around the Pangaea growth story, while increasing our exposure to new investor audiences.”

For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

ABOUT PANGAEA LOGISTICS SOLUTIONS LTD.

Pangaea Logistics Solutions Ltd. (Nasdaq: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Noel Ryan or Stefan Neely
Chief Financial Officer	Vallum Advisors
401-846-7790
Investors@pangaeals.com	PANL@val-adv.com